Exhibit 99.1

INmune Bio Inc. Presents Baseline Demographics and Disease Profiles of Participants in the MINDFuL Phase II Study

MINDFuL Phase II Blinded, Randomized, Placebo-Controlled Data Anticipated June 2025

Boca Raton, Florida, April 01, 2025 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (NASDAQ: INMB) (the “Company”), a clinical-stage inflammation and immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, is presenting a poster at the annual International Conference on Alzheimer’s and Parkinson’s Diseases and Related Neurologic Disorders taking place in Vienna, Austria April 1-5 2025.  AD/PD is the largest Alzheimer’s conference in Europe. The poster details the demographics and biomarker status of patients at the time of enrollment in the MINDFul Phase II blinded, randomized trial in patients with early AD and biomarkers of inflammation.

Patients enrolled in the MINDfuL trial (N=208) were diagnosed with either MCI (n=92, 44%) or mild AD (mAD, n=116, 56%).  The average age was 72 years across both diagnostic categories.  All enrolled patients met enrichment criteria for at least one of the following biomarkers of inflammation: hsCRP > 1.5 mg/L; ESR > 10 mm/hr; HbA1c > 6.0%; or at least one APOE ε4 allele.  Patients were randomized 2:1 to receive either XPro™ 1.0 mg/kg or placebo by subcutaneous injection given once per week for 23 weeks.

The primary endpoint in the MINDFuL trial is change from baseline in cognitive scores measured with the Early and Mild Alzheimer's Cognitive Composite (EMACC).  As reported elsewhere, the EMACC was designed specifically to serve as an objective outcome measure in Early AD clinical trials.  The EMACC provides improved sensitivity for detection and tracking

Baseline scores on the EMACC were higher in the MCI vs mAD groups and correlated with scores on both the MMSE and CDR-SB, indicating good construct validity for the primary endpoint.

The screen failure rate in the MINDfuL trial was 72%, with disease severity as measured by screening MMSE as the most common reasons for exclusion.

“Preliminary analyses of blinded data at baseline show enrollment of a well-characterized cohort of patients with Early AD and biomarker confirmed inflammation indicative of immune system dysfunction,” said CJ Barnum, VP of CNS Drug Development at INmune Bio.  “69.2% of the patients enrolled in our trial are APOE ε4 carriers and 64.4% met inclusion criteria for more than one enrichment biomarker.  Enrichment biomarker profiles are evenly distributed across both genders and diagnostic categories.  Patient age, disease duration and other characteristics show striking similarity to patients enrolled in much larger and successful Phase III trials in Early AD.”

Secondary endpoints in the MINDFuL trial include the CDR-SB, E-Cog, ADL and Neuropsychiatric Inventory (NPI) instruments, along with blood biomarker and neuroimaging outcomes.  Baseline demographics, disease characteristics and study design details will be presented on April 4-5 during poster session 2 at AD/PD 2025:

Poster #294: ALZHEIMER’S DISEASE (AD) AND IMMUNE DYSFUNCTION: BASELINE DEMOGRAPHICS AND DISEASE CHARACTERISTICS FROM A PHASE-2 STUDY OF XPRO1595 IN EARLY AD

Topline results of the MINDFuL trial will be reported in June 2025.

About INmune Bio Inc.

INmune Bio Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has three product platforms: the Dominant-Negative Tumor Necrosis Factor (DN-TNF) product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and a mechanistic driver of many diseases. DN-TNF product candidates are in clinical trials to determine if they can treat Mild Alzheimer’s disease, Mild Cognitive Impairment and treatment-resistant depression (XPro™). The Natural Killer Cell Priming Platform includes INKmune® developed to prime a patient’s NK cells to eliminate minimal residual disease in patients with cancer and is currently in trials in metastatic castration-resistance prostate cancer. The third program, CORDStrom™, is a proprietary pooled, allogeneic, human umbilical cord-derived mesenchymal Stromal/Stem cell (hucMSCs) platform that recently completed a blinded randomized trial in recessive dystrophic epidermolysis bullosa. INmune Bio’s product platforms utilize a precision medicine approach for diseases driven by chronic inflammation and cancer. To learn more, please visit www.inmunebio.com.

Forward Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. CORDStrom™, XPro1595 (XPro™), and INKmune® are still in clinical trials or preparing to start clinical trials and have not been approved by the US Food and Drug Administration (FDA) or any regulatory body and there cannot be any assurance that they will be approved by the FDA or any regulatory body or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

David Moss
Co-founder and Chief Financial Officer
(858) 964-3720
info@inmunebio.com

Daniel Carlson
Head of Investor Relations
(415) 509-4590
dcarlson@inmunebio.com